Exhibit 99.3

W ENERGY PARTNERS LLC

CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,590,167	$4,847,878
Accounts receivable	10,041,570	12,170,774
Due from affiliates	104,430	238,150
Prepaid expenses and other current assets	390,620	631,937

Total current assets	12,126,787	17,888,739
Oil and natural gas properties (full-cost accounting):
Proved oil and natural gas properties	155,969,595	114,043,497
Accumulated depletion, depreciation and amortization	(20,946,226)	(11,274,573)

Total oil and natural gas properties, net	135,023,369	102,768,924
Non oil and gas property and equipment, net	4,771	4,771

Total assets	$147,154,927	$120,662,434

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$10,259,890	$10,841,124
Accrued liabilities	—	1,069,145

Total current liabilities	10,259,890	11,910,269
Line of credit	9,000,000	—
Asset retirement obligations, long-term	317,880	297,106

Total liabilities	19,577,770	12,207,375
Commitments and contingencies
Members’ capital	127,577,157	108,455,059

Total liabilities and members’ capital	$147,154,927	$120,662,434

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues:
Oil and natural gas sales	$23,416,931	$6,699,280	$41,415,688	$14,335,823
Operating Expenses:
Depletion, depreciation and amortization expense	5,844,120	1,078,060	9,671,653	2,043,821
Lease operating expense	5,006,615	1,874,256	9,089,089	3,664,998
Production taxes	1,256,566	555,812	2,430,449	1,179,807
General and administrative	706,639	599,507	1,158,008	1,170,001
Accretion expense	4,507	1,121	8,795	2,202

Total operating expenses	12,818,447	4,108,756	22,357,994	8,060,829

Operating Income	10,598,484	2,590,524	19,057,694	6,274,994
Other Income (Expense)
Interest expense	(76,267)	—	(76,267)	—
Interest income	2	—	4	—

Total other expense	(76,265)	—	(76,263)	—

Net Income	$10,522,219	$2,590,524	$18,981,431	$6,274,994

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net income	$18,981,431	$6,274,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization expense	9,671,653	2,043,821
Changes in operating assets and liabilities:	8,795	2,202
Accounts receivable	2,129,204	(571,197)
Due from affiliates	133,720	118,439
Prepaid expenses and other current assets	241,317	(101,706)
Accounts payable	(581,234)	155,253
Accruals	(1,069,145)	(362,012)

Net cash provided by operating activities	29,515,741	7,559,794

Investing Activities
Purchase of non oil and gas property and equipment	—	(5,005)
Additions to oil and natural gas properties	(41,914,119)	(18,522,173)

Net cash used in investing activities	41,914,119)	(18,527,178)

Financing Activities
Contributions	140,667	15,662,449
Proceeds from line of credit	9,000,000	—

Net cash provided by financing activities	9,140,667	15,662,449

Net (decrease) increase in cash and cash equivalents	(3,257,711)	4,695,065
Cash and cash equivalents at beginning of period	4,847,878	2,209,342

Cash and cash equivalents at end of period	$1,590,167	$6,904,407

Non-cash transactions:
Additions to an acquired asset retirement obligations	$11,979	$22,503

See accompanying notes to unaudited consolidated financial statements.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 and December 31, 2017

A.	Nature of Business

The accompanying consolidated financial statements include the accounts of W Energy Partners LLC and its wholly owned subsidiary WR Operating LLC (Collectively the “Company”). The Company is a Delaware limited partnership formed in May 2016 to purchase oil and gas non-operated working interests in producing and non-producing properties primarily in North Dakota. The Company began operations on May 17, 2016 (Inception).

B.	Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financials have been prepared using accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Significant assumptions are required in the valuation of proved oil and natural gas reserves, depreciation, depletion and amortization, and asset retirement obligations (“ARO”). Revisions to these estimates could be material.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 2018 and December 31, 2017, the Company had no such investments. The Company maintains deposits in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses to amounts in excess of FDIC limits.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from purchasers of oil and natural gas or operators of the Company’s oil and natural gas properties. Oil and natural gas revenue receivables are generally unsecured. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. As of June 30, 2018 and December 31, 2017, credit losses had not occurred and an allowance for doubtful accounts was not recorded.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consists principally of cash, accounts receivable, and revenue.

The Company derived its revenue from operators in the oil and gas industry. These industry concentrations have the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its operations could be affected by similar changes in economic, industry, or other conditions. However, the Company believes that the credit risk, posed by this industry concentration is offset by the creditworthiness of its operator base. For the three and six month periods ended June 30, 2018, three operators accounts for approximately 80% and 76% of the Company’s revenue, respectively. For the three and six month periods ended June 30, 2017, three operators accounts for approximately 60% and 74% of the Company’s revenue, respectively.

Oil and Natural Gas Properties

The Company follows the full-cost method of accounting for its oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of oil and natural gas properties, including the cost of undeveloped leaseholds, dry holes, and leasehold equipment, are capitalized. All costs related to production activities, including workover costs, are charged to expense as incurred. Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves.

Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the Company’s proved reserves. The Company had no significant sales during the period ended June 30, 2018 and 2017. The costs of unproved properties are excluded from depletion until the properties are evaluated. During the period ended June 30, 2018 and the year ended December 31, 2017, the Company had no unproved properties.

The remaining capitalized costs are subject to a “ceiling test”, which limits such costs to the aggregate of the “estimated present value”, discounted at a ten percent interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties and less the income tax effects related to the properties.

Asset Retirement Obligations

The Company recognizes an ARO for legal obligations associated with the retirement of the Company’s oil and natural gas properties. Oil and natural gas producing companies incur such a liability upon acquiring or drilling a well. An ARO is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying consolidated balance sheet which is depleted over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying consolidated statements of operations. See further discussion of AROs at Note D.

Revenue Recognition

Oil and natural gas revenues are recognized when title to the product transfers to the purchaser. The Company follows the sales method of accounting for its oil and natural gas revenues, whereby revenue is recorded based on the Company’s share of volume sold, regardless of whether the Company has taken its proportional share of volume produced. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no significant imbalances at June 30, 2018 and December 31, 2017.

Fair Value Measurement

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows:

•	Level 1—observable inputs that are based upon quoted market prices for identical assets or liabilities within active markets.

•

Level 2—observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•

Level 3—inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

ARO is classified within Level 3 as the fair value is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, estimated amounts and timing of settlements, the credit-adjusted risk free rate to be used and inflation rates. See Note D for the summary of changes in the fair value of the ARO for the period ended June 30, 2018 and the year ended December 31, 2017.

The carrying amounts approximate fair value due to the short maturity of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities.

The following table presents liabilities that are measured at fair value on a recurring basis at June 30, 2018:

	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$317,880	$317,880

Total	$—	$—	$317,880	$317,880

The following table presents liabilities that are measured at fair value on a recurring basis at December 31, 2017:

	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$297,106	$297,106

Total	$—	$—	$297,106	$297,106

Income Taxes

The Company is a pass-through entity for U.S. tax purposes. Under the existing provisions of the Internal Revenue Code, a pass-through entity is exempt from U.S. federal income tax other than tax on certain capital gains and passive income. The income or loss of a pass-through entity is passed through to the owners who include their share of the Company’s separately stated items of income, deduction, loss, and credit and their share of non-separately stated income or loss. Accordingly, no provision for U.S. federal income tax has been provided for the accompanying consolidated financial statements since the owners report their share of the Company’s taxable income or loss in their income tax return. Provisions for state taxes are based on the gross profit margin of the Company.

Tax returns related to 2016 and thereafter, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Company did not incur any penalties or interest related to its federal tax returns during the period ended June 30, 2018 and 2017.

C.	Oil and Natural Gas Properties

Oil and natural gas properties consisted of the following at June 30, 2018 and December 31, 2017:

	2018	2017
Leasehold costs	$143,509,442	$106,358,196
Lease and well equipment	12,460,153	7,685,301

	155,969,595	114,043,497
Less accumulated depreciation, depletion, and amortization	(20,946,226)	(11,274,573)

	$135,023,369	$102,768,924

Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves. For the three and six month period ended June 30, 2018, the Company recognized $5,844,120 and $9,671,653 of depletion expense, respectively. For the three and six month period ended June 30, 2017, the Company recognized $1,078,060 and $2,043,821 of depletion expense, respectively.

D.	Asset Retirement Obligations

The Company has evaluated 1,076 and 1028 wells for the period ended June 30, 2018 and for the year ended December 31, 2017, and has determined a range of abandonment dates through December 2069. The following table summarizes the changes in the Company’s asset retirement obligations as of June 30, 2018 and December 31, 2017:

	2018	2017
Asset retirement obligations at beginning of year/period	$297,106	$55,064
Additions and acquired	11,979	230,717
Accretion of discount	8,795	11,325

Asset retirement obligations at end of year/period	$317,880	$297,106

For the three and six month period ended June 30, 2018, the Company recognized $4,507 and $8,795 of accretion expense, respectively. For the three and six month period ended June 30, 2017, the Company recognized $1,121 and $2,202 of accretion expense, respectively.

E.	Members’ Equity and Incentive Units

The following table summarizes the equity members and equity commitments as of June 30, 2018:

Member	Equity Committee	Equity Percentage
Crestview W2 Holdings, L.P	$150,000,000	95.63%
Management Members	500,000	.32%
Additional Limited Partners	6,350,000	4.05%

Total	$156,850,000	100%

As of June 30, 2018, $94,624,805 of equity committed had been contributed.

Profits and losses will be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year. Profits and losses will be allocated among the members in a manner such that the adjusted capital account of each member is nearly as possible, equal (proportionally) to the distributions that would be made to such member if the Company is dissolved.

The LLC agreement authorizes the Company to issue 100,000 incentive units. As of June 30, 2018, 94,350 incentive units were issued and outstanding to management members of the Company for services rendered. The incentive units are designed as a profits interest, and the incentive unit holders are entitled to an increased share of the distributable cash flow generated by the Company in the event that certain performance hurdles are met. Due to the profits interest nature of the incentive units, the units have no value at grant date. As such, no compensation expense was recorded during the three and six month periods ended June 30, 2018 and 2017.

Distributions

The Company has sole discretion to determine the timing of any distributions and the aggregate amounts available for distribution. Distributions are made 100% to the Series A Unit holders until cumulative distributions to the holders total the amount of their capital contributions (“payout”). Thereafter, distributions are made 15% to the Series B Unit holders, and 85% to the Series A Unit holders until cumulative distributions have been made in an amount equal to 250% of the cumulative contributions. Thereafter, distributions are made 20% to the Series B Unit holders, and 80% to the Series A Unit holder until cumulative distributions have been made in an amount equal to 300% of the cumulative contributions. Thereafter, distributions are made 25% to the Series B Unit holders, and 75% to the Series A Unit holders.

F.	Commitments and Contingencies

The Company leases its office space under an operating lease, which includes various renewal options and escalation clauses. Total rent expense for the three and six month periods ended June 30, 2018 was $56,903 and $104,989, respectively. Total rent expense for the three and six month periods ended June 30, 2017 was $45,000 and $45,000, respectively.

Future minimum lease payments under non-cancelable operating leases as of June 30, 2018, are as follows:

2018	$61,850
2019	125,991
2020	129,918
2021	133,845
2022	137,772
Thereafter	225,693

$815,069

When the Company enters into an operating lease that contains a period where there are free or reduced rents, or rent increases throughout the lease term, then the Company recognizes rent expense on a straight-line basis over the term of the lease.

G.	Related Party Transactions

During 2016, the Company entered into a management services agreement with a related party in which the related party is to reimburse the Company for 20% of overhead expenses through December 31, 2017, and 15% thereafter, subject to decrease based on certain situations. For the three and six month periods ended June 30,

2018 $106,399 and $177,992 in expenses were reimbursed, respectively. For the three and six month periods ended June 30, 2018 $132,137 and $263,845 in expenses were reimbursed, respectively. At June 30, 2018 and December 31, 2017, the Company had $104,430 and $238,150, respectively, in affiliate accounts receivable.

H.	Subsequent Events

In July 2018, the Company entered into a purchase sale agreement to sell all assets of the Company for consideration of $100 million and 56.37 million shares of the acquiring company.